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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77I
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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                           SUB-ITEM 77I(b) and 77Q1(d)

The registrant has the following new classes of security described below:

      The Trust issues two classes of shares, Series I shares (formerly referred to as Class A shares) and Series II shares (formerly referred to as Class B shares). Series I shares and Series II shares are the same except for differences in class expenses, including different Rule 12b-1 fees, and voting rights.